April __, 2011
Funds Distributor, LLC
10 High Street, 3rd Floor
Boston, MA 02110
Attn: Senior Counsel

Re:	Amendment to the Distribution Agreement, dated March 31, 2009, by and between GMO Trust, on behalf of certain of its series, and Funds Distributor, LLC
Ladies and Gentlemen:
     This letter agreement amends the Distribution Agreement (the “Agreement”), dated March 31, 2009, by and between GMO Trust (the “Trust”), on behalf of certain of its series, and Funds Distributor, LLC (“FDI”). Terms used and not defined herein have the meanings ascribed to them in the Agreement.
     Pursuant to Section 8.4 of the Agreement, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereby agree that Section 2.10 of the Agreement is amended and restated in its entirety as follows:
     2.10. Except as provided in this paragraph, FDI shall not be paid a fee by the Trust or the Fund for the services rendered by it hereunder. FDI may receive compensation from the Trust or Grantham, Mayo, Van Otterloo & Co. LLC (the “Adviser”), related to its services hereunder or for additional services as may be agreed to between the Trust, Adviser and FDI. FDI, in its capacity as the principal underwriter of the Fund’s Shares and for so long as it continues to serve in such capacity, shall be paid Rule 12b-1 fees pursuant to GMO Trust’s Amended and Restated Distribution and Service Plan (Class M) (the “Rule 12b-1 Plan”) in an amount equal to 0.25% of the Fund’s average daily net assets attributable to its Class M shares, if any (the “Service Fees”). Since FDI or the Trust, in turn, has or will enter into servicing arrangements with investment platforms and other financial intermediaries under which FDI or the Trust will be obligated to pay the Service Fees to such intermediaries, FDI hereby directs that the Service Fees be paid by the Fund to such financial intermediaries that are agreed to from time to time by the Trust and FDI. FDI may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that FDI shall have no obligation to make any payments to any third parties, whether as finder’s fees, compensation or otherwise, unless FDI has received a corresponding payment from the Fund pursuant to the Rule 12b-1 Plan, the Adviser, or from another source as may be permitted by applicable law, and such corresponding payment has been approved by the Trust’s Board of Trustees. To the extent that Rule 12b-1 fees are paid to FDI as default broker-dealer, such Rule 12b-1 fees shall continue to be paid to FDI after FDI ceases to act as distributor of a Fund for so long as FDI continues to serve as such default broker-dealer.

April ___, 2011	Page 2
     This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the parties in accordance with its terms. Except as set specifically amended hereby, all the terms of the Agreement shall remain in full force and effect and shall not otherwise be affected, amended, or modified by this letter agreement.
Notice
     A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.
* * * *
     This letter agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

GMO TRUST, on behalf of each of its series listed on Schedule A of the Agreement

By:
Name:	Jason B. Harrison
Title:	Vice President
The foregoing is hereby accepted and agreed.

FUNDS DISTRIBUTOR, LLC

By: Name:
Title: